Exhibit 23.1
Consent Of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Asset Acceptance Capital Corp. for the registration of 10,932,051 shares of its common stock and to the incorporation by reference therein of our reports dated March 10, 2008, with respect to the consolidated financial statements of Asset Acceptance Capital Corp and the effectiveness of internal control over financial reporting of Asset Acceptance Capital Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Detroit, Michigan
May 21, 2008